SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

First United Corporation
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A

(2) Aggregate number of securities to which transaction applies: N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

(4) Proposed maximum aggregate value of transaction: N/A

(5) Total fee paid: N/A

☐Fee paid previously with preliminary materials: N/A

☐Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement no.:

(3) Filing Party:

(4) Date Filed:

FIRST UNITED CORPORATION

March 24, 2006

To Our Shareholders:

On behalf of the Board of Directors and the whole First United Team, I cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, April 25, 2006, at 3:00 p.m., at the Wisp at Deep Creek Mountain Resort, McHenry, Maryland 21541. The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

In addition to the specific matters to be acted upon, there will be a report on the progress of your Corporation.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, we would ask that you mark, sign, date and promptly return the enclosed proxy in the envelope provided.

There will be a reception with light refreshments immediately following the meeting for all registered shareholders. I look forward to seeing you there.

Sincerely yours, WILLIAM B. GRANT Chairman of the Board & Chief Executive Officer

P.O. Box 9 Oakland, MD 21550-0009 Telephone 888-692-2654

FIRST UNITED CORPORATION
19 South Second Street
P.O. Box 9
Oakland, Maryland 21550-0009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 24, 2006

To Shareholders of First United Corporation:

Notice is hereby given that the Annual Meeting of the Shareholders of First United Corporation (the “Corporation”) will be held at the Wisp at Deep Creek Mountain Resort, McHenry, Maryland 21541. The meeting is scheduled for:

TUESDAY, APRIL 25, 2006, at 3:00 p.m.

The purposes of the meeting are:

1.
To elect five (5) Class II Directors to serve until the 2009 Annual Meeting and until the election and qualification of their successors, and one (1) Class III Director to serve until the 2007 Annual Meeting and until the election and qualification of her successor.

2.	To consider and act upon a shareholder proposal requesting that the Board of Directors sell or merge the Corporation within one (1) year.

3.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

WE HOPE THAT YOU WILL ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU CONTEMPLATE ATTENDING THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU SO DESIRE. ALL SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON FEBRUARY 10, 2006 ARE ENTITLED TO VOTE AT THIS MEETING.

Anyone acting as proxy agent for a shareholder must present a proxy properly executed by the shareholder authorizing the agent in form and substance satisfactory to the judges of election, and otherwise in accordance with the Corporation’s Amended and Restated Bylaws.

By order of the Board of Directors

ROBERT W. KURTZ
Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

FIRST UNITED CORPORATION
19 South Second Street
P.O. Box 9
Oakland, Maryland 21550-0009

March 24, 2006

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of First United Corporation (the “Corporation”) in connection with the Annual Meeting of Shareholders to be held on April 25, 2006, at 3:00 p.m. at the Wisp at Deep Creek Mountain Resort, McHenry, Maryland 21541, and any adjournment or postponements thereof. The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited by officers, Directors and regular employees of the Corporation personally or by telephone, telegraph or facsimile. No additional remuneration will be paid to officers, Directors or regular employees who solicit proxies. The Corporation may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. The approximate date on which this proxy statement and form of proxy will be mailed to shareholders is March 24, 2006.

OUTSTANDING SHARES AND VOTING RIGHTS

Shareholders of record at the close of business on February 10, 2006 (the “Record Date”) of issued and outstanding shares of the Corporation’s common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the number of issued and outstanding shares of Common Stock entitled to vote is 6,123,681, each of which is entitled to one vote.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting shall constitute a quorum. All matters to be acted upon by shareholders are decided by a majority of all votes cast at the Annual Meeting on that matter. Consequently, the withholding of a vote for a director nominee will constitute a vote against that nominee. Abstentions and broker non-votes in the election of directors and any other matter will have no impact on the outcome of the vote. A withheld vote, an abstention and a broker non-vote will all be counted for purposes of determining whether a quorum is present for the transaction of business.

All properly executed proxies received pursuant to this solicitation will be voted as directed by the shareholder on the proxy card. If no direction is given, the proxy will be voted in FOR ALL NOMINEES named in Proposal 1, AGAINST Proposal 2, and in the discretion of the proxies as to any other matters that may properly come before the meeting.

Please complete and sign the enclosed proxy and return it promptly to our transfer agent, Mellon Investor Services. Your proxy may be revoked at any time prior to its use by signing and delivering another proxy bearing a later date or by delivering written notice of the revocation to Robert W. Kurtz, Secretary, First United Corporation, P.O. Box 9, Oakland, Maryland 21550-0009. Should you attend the meeting and desire to vote in person, you may withdraw your proxy prior to its use by written request delivered to the Secretary of the Corporation at the meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each person or group known by the Corporation to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each of the Corporation’s Directors, Director nominees and named executive officers (as defined by Item 402 of the SEC’s Regulation S-K); and (iii) all Directors, Director nominees and executive officers of the Corporation as a group. Generally, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days of the Record Date (such as by exercising stock options or similar rights). Except as otherwise noted, the address of each person named below is the address of the Corporation.

	Common Stock Beneficially Owned		Percent of Outstanding Common Stock
Directors, Nominees and Executive Officers:
David J. Beachy	6,627	(1)	.11%
M. Kathryn Burkey	2,087	(2)	.03%
Faye E. Cannon	1,122.02%
Paul Cox, Jr	1,843.03%
William B. Grant	9,094	(3)	.15%
Eugene D. Helbig, Jr.	2,908	(4)	.05%
Raymond F. Hinkle	5,684	(5)	.09%
Robert W. Kurtz	3,525	(6)	.06%
Steven M. Lantz	1,562	(7)	.03%
John W. McCullough	5,000.08%
Elaine L. McDonald	4,545	(8)	.07%
Donald E. Moran	136,164	(9)	2.22%
Karen F. Myers	8.247	(10)	.13%
Gary R. Ruddell	1,347	(11)	.02%
I. Robert Rudy	31,164	(12)	.51%
Richard G. Stanton	13,849	(13)	.23%
Robert G. Stuck	3,279.05%
Frederick A. Thayer, IV	4,491	(14)	.07%

Directors & Executive Officers as a Group (22 persons)	257,869		4.21%

5% Beneficial Owners:
Firstoak & Corporation	489,534	(15)	7.99%
P.O. Box 557
Oakland, Maryland 21550

(1)	Includes 21 shares owned by spouse.
(2)	Includes 238 shares owned by spouse.
(3)
Includes 5,637 shares owned jointly with spouse, 193 shares owned by son, 11 shares owned by daughter, 2,425 shares held in a 401(k) plan account, 334 shares owned by spouse’s IRA, and 180 shares owned by spouse for benefit of minor child.

(4)	Includes 371 shares owned jointly with spouse, 49 shares owned by daughter and 2,213 shares held in a 401(k) plan account.
(5)	Includes 5,584 shares owned jointly with spouse.
(6)	Includes 2,295 shares held in a 401(k) plan account.
(7)	Includes 48 shares owned jointly with spouse, 5 shares owned by son and 1,130 shares held in a 401(k) plan account.
(8)	Includes 230 shares held by spouse’s IRA and 1,000 shares held by Grantor Trust of which Ms. McDonald is trustee and beneficiary.
(9)	Includes 86,593 shares owned by daughters over which Mr. Moran has shared investment discretion and 25,000 shares owned by spouse.
(10)	Includes 1,000 shares held by Grantor Trust of which Ms. Myers is a beneficiary and trustee.
(11)	Includes 34 shares owned jointly with spouse.
(12)	Includes 741 shares owned jointly with spouse, 5,578 shares owned by spouse, 3,698 shares owned by daughters, 15,575 shares owned by I.R. Rudy’s, Inc. of which Mr. Rudy is owner.
(13)	Includes 7,172 shares owned by spouse and 1,434 shares held in spouse’s IRA.
(14)	Includes 820 shares owned jointly with spouse, 470 shares owned by daughter and 427 shares owned by son.
(15)
Shares held in the name of Firstoak & Corporation, a nominee, are administered by the Trust Department of First United Bank & Trust in a fiduciary capacity. Firstoak & Corporation disclaims beneficial ownership of such shares.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The number of Directors constituting the Board of Directors is currently set at 15. Directors are divided into three classes, as nearly equal in number as possible, with respect to the time for which the Directors may hold office. Each Director is elected to hold office for a term of three years, and the terms of one class of Directors expire each year. The terms of Class II Directors expire this year, the terms of Class III Directors expire in 2007, and the term of Class I Directors expire in 2008. In all cases, Directors are elected until their successors are duly elected and qualify.

Stockholders are being asked to vote for a total of six (6) Director nominees at this year’s Annual Meeting. Each of the current Class II Directors is standing for re-election. Additionally, M. Kathryn Burkey is also standing for election as a Class III Director. The Maryland General Corporation Law and the Corporation’s Bylaws require any Director who was elected during the year other than at a regular or special meeting of the Corporation’s stockholders to stand for re-election at the annual meeting of shareholders immediately following that initial election. In July 2005, the Board elected Ms. Burkey to serve as a Director after being recommended by the Corporation’s Chairman and Chief Executive Officer (“CEO”).

No Director or nominee holds any directorship in any other public company. All current Directors and Director nominees serve on the board of directors of First United Bank & Trust, the Corporation’s wholly-owned subsidiary (the “Bank”). The Corporation’s CEO is a Class I Director. The Corporation’s President and Chief Risk Officer (“CRO”) is a Class II Director.

The following tables provide information about the Director nominees, including their ages as of the Record Date, their principal occupations and business experience, and certain other information. In the event a nominee declines or is unable to serve as a Director, which is not anticipated, the proxies will vote in their discretion with respect to a substitute nominee named by the Board.

Nominees for Class II (term expires in 2009)

		Occupation	Director
Name	Age	During Past Five Years	Since

Raymond F. Hinkle	69	Tax Consultant.	1996

Robert W. Kurtz	59	President, CRO, Secretary, and Treasurer, First United Corporation and First United Bank & Trust.	1990

Elaine L. McDonald	57	Realtor, Long & Foster Realtors.	1995

Donald E. Moran	75	Acting President, General Manager, Secretary and Treasurer, Moran Coal Corporation.	1988

Gary R. Ruddell	57	President, Hobby House Press, Inc., dba Total Biz Fulfillment, provides business services; Member, Gary R. Ruddell LLC, commercial real estate; Member, MSG Glendale Properties LLC, residential real estate; Secretary, and Treasurer Hansa Toys USA, Inc.	2004

Nominee for Class III (term expires in 2007)
		Occupation	Director
Name	Age	During Past Five Years	Since

M. Kathryn Burkey	55	Certified Public Accountant, Owner, M. Kathryn Burkey, CPA	2005

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL NOMINEES.

Information about the Directors of Class I and Class III whose terms do not expire in 2006, including their ages as of the Record Date, and their principal occupations and business experience for the past five years is listed in the tables below.

Class I Directors (term expires in 2008)
		Occupation	Director
Name	Age	During Past Five Years	Since

David J. Beachy	65	Fred E. Beachy Lumber Co., Inc. Building Supplies - Retired.	1985

Faye E. Cannon	56	Consultant, Director of Dan Ryan Builders, Inc; Former Chief Executive Officer and President of F & M Bancorp, Frederick, Maryland - Retired.	2004

Paul Cox, Jr.	66	Owner, Professional Tax Service.	1993

William B. Grant	52	Chairman of the Board, CEO First United Corporation and First United Bank & Trust.	1995

John W. McCullough	56	Certified Public Accountant. Retired in 1999 as Partner of Ernst & Young, LLC.	2004

Class III Directors (term expires in 2007)
		Occupation	Director
Name	Age	During Past Five Years	Since

Karen F. Myers	54	President, Mountaineer Log & Siding Co., Inc. President, Recreational Industries Inc.; Member, DC Development LLC; Real Estate Broker, Deep Creek Mountain Resort.	1991

I. Robert Rudy	53	President, Rudy’s Inc., Retail Apparel and Sporting Goods, Member, DC Development LLC.	1992

Richard G. Stanton	66	Retired. Served as Chairman, President and Chief Executive Officer of First United Corporation and First United Bank & Trust until 1996.	1985

Robert G. Stuck	59	Vice President, Oakview Motors, Inc. - Retired. Realtor, Long & Foster Real Estate, Inc.	1995

Family Relationships Among Directors, Nominees and Executive Officers

Director I. Robert Rudy and Senior Vice President Jeannette R. Fitzwater are siblings.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, an Asset and Liability Management Committee, an Executive Committee, a Strategic Planning Committee, a Compensation Committee, and a Nominating and Governance Committee (the “Nominating Committee”). These committees are discussed below.

Audit Committee - The Audit Committee is established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of David J. Beachy, M. Kathryn Burkey, Paul Cox, Jr., Raymond F. Hinkle, John W. McCullough, Richard G. Stanton, and Robert G. Stuck. Ms. Burkey was appointed to the Committee in July 2005. The committee is responsible for the hiring, compensation and oversight of the Corporation’s independent auditors, and it also assists the Board in monitoring the integrity of the financial statements, in monitoring the performance of the Corporation’s internal audit function, and in monitoring the Corporation’s compliance with legal and regulatory requirements. The Board has determined that all audit committee members are financially literate and that Ms. Burkey, and Messrs. McCullough and Stanton each qualify as an “audit committee financial expert” as that term is defined by Item 401(h) of the SEC’s Regulation S-K. This committee met 14 times in 2005, with 8 meetings called for the purpose of reviewing and approving loans from the Bank to insiders in fulfillment of the Audit Committee’s duties under Nasdaq Rule 4350(h). The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Appendix A to the definitive proxy statement filed in respect of the 2005 Annual Meeting of Shareholders.

Asset and Liability Management Committee - The Asset and Liability Management Committee consists of David J. Beachy, Paul Cox, Jr., William B. Grant, Raymond F. Hinkle, Robert W. Kurtz, John W. McCullough, Elaine L. McDonald, I. Robert Rudy, Richard G. Stanton, and Robert G. Stuck. The committee reviews and recommends changes to the Corporation’s Asset and Liability, Investment, Liquidity, and Capital Plans. This committee met three times in 2005.

Executive Committee - The Executive Committee consists of Paul Cox, Jr., William B. Grant, Robert W. Kurtz, Donald E. Moran, I. Robert Rudy, Richard G. Stanton, and Robert G. Stuck. The committee is responsible for reviewing and recommending changes to the Corporation’s Insurance Program, overseeing compliance with the Corporation’s Bylaws and Articles of Incorporation, monitoring the performance of the Corporation and its subsidiaries, and recommending changes to the personnel policies of the Corporation and of its subsidiaries. The Executive Committee is empowered to act on behalf of the full Board between meetings of the Board. This committee met three times in 2005.

Strategic Planning Committee - The Strategic Planning Committee consists of Faye E. Cannon, Paul Cox, Jr., William B. Grant, Raymond F. Hinkle, Robert W. Kurtz, Elaine L. McDonald, Donald E. Moran, Gary R. Ruddell, I. Robert Rudy, and Richard G. Stanton. The committee focuses on long-term planning to insure that management’s decisions take into account the future operating environment, the development of corporate statements of policy, review of overall management of internal control procedures, and review of management’s internal and external information and communications systems. This committee met one time in 2005.

Compensation Committee - The Compensation Committee consists of M. Kathryn Burkey, Faye E. Cannon, Raymond F. Hinkle, Elaine L. McDonald, Richard G. Stanton, and Robert G. Stuck. Ms. Burkey was appointed to the committee in July 2005. The committee is responsible for recommending to the Board a compensation policy for the CEO and other executive officers of the Corporation and its subsidiaries, recommending changes to executive compensation based on performance reviews, and produces an annual report on executive compensation for inclusion in the Corporation’s proxy statement in accordance with applicable rules and regulations. This committee met six times in 2005.

Nominating and Governance Committee - The Nominating Committee consists of David J. Beachy, M. Kathryn Burkey, Paul Cox, Jr., John W. McCullough, Elaine L. McDonald, Donald E. Moran, and Richard G. Stanton. Ms. Burkey was appointed to the committee in July 2005. The committee is responsible for developing qualification criteria for Directors, reviewing Director candidates recommended by shareholders (see “Director Recommendations and Nominations” below), actively seeking, interviewing and screening individuals qualified to become Directors, recommending to the Board those candidates who should be nominated to serve as Directors, and developing and recommending to the Board the Corporate Governance Guidelines applicable to the Corporation and its subsidiaries. This Committee met two times in 2005. The Nominating Committee has a written charter, a copy of which is attached as Appendix B to the definitive proxy statement filed in respect of the 2005 Annual Meeting of Shareholders.

Director Independence

Pursuant to Rule 4350(c) of The Nasdaq Stock Market’s listing standards (the “Nasdaq Listing Standards”), a majority of the Corporation’s Directors must be “independent directors” as that term is defined by Nasdaq Listing Standards Rule 4200(a)(15). The Corporation’s Board of Directors has determined that David J. Beachy, M. Kathryn Burkey, Faye E. Cannon, Paul Cox, Jr., Raymond F. Hinkle, John W. McCullough, Elaine L. McDonald, Donald E. Moran, Karen F. Myers, Gary R. Ruddell, Richard G. Stanton, and Robert G. Stuck are “independent directors”, and these independent Directors constitute a majority of the Corporation’s Board of Directors. The Compensation Committee and the Nominating Committee are each made up entirely of “independent directors”. Each member of the Audit Committee satisfies the independence requirements of Rule 4350(d)(2) of the Nasdaq Listing Standards.

Director Compensation

Directors’ fees are paid only to Directors who are not employees of the Corporation or the Bank. These outside Directors receive $400 for attending each Board meeting and $200 for attending each committee meeting of the Board on which the Director serves. Outside Directors also receive an annual retainer fee of $10,000. The Chairperson of each of the Audit Committee (Mr. Stanton), Compensation Committee (Ms. McDoanld) and Nominating Committee (Mr. Moran) receives an annual retainer of $2,500. Mr. Rudy received $150 for chairing the 2005 Annual Meeting of Shareholders. All Directors also serve on the board of directors of the Bank. Outside directors of the Bank receive $400 for attending each meeting of the Bank’s Board and $200 for attending each meeting of a Bank Board committee on which the Director serves.

Attendance at Board Meetings

The Board of Directors held 10 Board meetings in 2005. Each Director who served as such during 2005 attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period served) and (ii) the total number of meetings held by all committees of the Board on which that person served (held during the period served), with the exception of I. Robert Rudy, who attended 71% of total Board and committee meetings in 2005.

Director Recommendations and Nominations

The Nominating Committee will from time to time review and consider candidates recommended by shareholders. Shareholder recommendations should be labeled “Recommendation of Director Candidate” and be submitted in writing to: Robert W. Kurtz, Corporate Secretary, First United Corporation, P.O. Box 9, Oakland, Maryland 21550; and must specify (i) the recommending shareholder’s contact information, (ii) the class and number of shares of the Corporation’s capital stock beneficially owned by the recommending shareholder, (iii) the name, address and credentials of the candidate for nomination, (v) the number of shares of the Corporation’s capital stock beneficially owned by the candidate; and (iv) the candidate’s written consent to be considered as a candidate. Such recommendation must be received by the Corporate Secretary no less than 150 days nor more than 180 days before the date of the Annual Meeting of Shareholders for which the candidate is being recommended. For purposes of this requirement, the date of the meeting shall be deemed to be on the same day and month as the Annual Meeting of Shareholders for the preceding year.

Candidates may come to the attention of the Nominating Committee from current Directors, executive officers, shareholders, or other persons. The Nominating Committee periodically reviews its list of candidates available to fill Board vacancies and researches the talent, skills, expertise, and general background of these candidates. In evaluating candidates for nomination, the Nominating Committee uses a variety of methods and regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board.

Whether recommended by a shareholder or another third party, or recommended independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complimentary skills and that can work well together with existing Board members at the highest level of integrity and effectiveness. A candidate, whether recommended by a Corporation shareholder or otherwise, will not be considered for nomination unless he or she maintains strong professional and personal ethics and values, has relevant management experience, and is committed to enhancing shareholder value. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise or independence from the Corporation.

It should be noted that a shareholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a shareholder will be approved by the Nominating Committee or nominated by the Board of Directors. A shareholder who is entitled to vote for the election of Directors and who desires to nominate a candidate for election to be voted on at a Meeting of Shareholders may do so only in accordance with Article II, Section 4, of the Corporation’s Amended and Restated Bylaws, which provides that a shareholder may nominate a Director candidate by written notice to the Chairman of the Board or the President not less than 150 days nor more than 180 days prior to the date of the meeting of shareholders called for the election of Directors which, for purposes of this requirement, shall be deemed to be on the same day and month as the Annual Meeting of Shareholders for the preceding year. Such notice shall contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the Corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder; (f) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for Director; and (g) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board of Directors, including the outside Directors, by sending a letter to First United Corporation Board of Directors, c/o Robert W. Kurtz, Corporate Secretary, First United Corporation, P.O. Box 9, Oakland, Maryland, 21550. The Corporate Secretary will deliver all shareholder communications directly to the Board of Directors.

The Corporation believes that the Annual Meeting of Shareholders is an opportunity for shareholders to communicate directly with Directors and, accordingly, expects that all Directors will attend each Annual Meeting of Shareholders. If you would like an opportunity to discuss issues directly with our Directors, please consider attending this year’s Annual Meeting of Shareholders. The 2005 Annual Meeting of Shareholders was attended by all persons who served on the Board of Directors as of the date of that meeting.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Corporation’s consolidated audited financial statements for the year ended December 31, 2005, with Corporation management; (ii) discussed with Ernst & Young, LLP, the Corporation’s independent auditors, all matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as modified or supplemented; and (iii) received the written disclosures and the letter from Ernst & Young, LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with the auditors the auditors’ independence. The Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements for the year ended December 31, 2005, be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

By: AUDIT COMMITTEE

David J. Beachy
M. Kathryn Burkey
Paul Cox, Jr.
Raymond F. Hinkle
John W. McCullough
Richard G. Stanton
Robert G. Stuck

EXECUTIVE OFFICERS

Information about the Corporation’s executive officers is set forth below. All officers are elected annually by the Board of Directors and hold office at its pleasure. Unless indicated otherwise, officers serve in the same capacities for the Corporation and the Bank.

William B. Grant, age 52, serves as Chairman of the Board and CEO. Mr. Grant has been Chairman of the Board and CEO since 1996. Prior to holding these positions, he served as Secretary and Executive Vice President.

Robert W. Kurtz, age 59, serves as a Director and as the President, CRO, Secretary, and Treasurer. Mr. Kurtz has been a Director since 1990 and has served as President, Secretary, and Treasurer since 1997. Mr. Kurtz served as Chief Financial Officer (“CFO”) from 1997 to December 31, 2005. Prior to holding these positions, he served as Chief Operating Officer and Executive Vice President.

Jeannette R. Fitzwater, age 45, serves as Senior Vice President and Director of Human Resources. Ms. Fitzwater was appointed to these positions in 1997. Prior to this time, she served as First Vice President, Director of Marketing, and Regional Sales Manager of the Bank.

Eugene D. Helbig, Jr., age 53, serves as Senior Vice President and Senior Trust Officer. Mr. Helbig was appointed Senior Vice President in 1997 and Senior Trust Officer in 1993. Prior to serving in these capacities, he served as First Vice President of the Bank.

Steven M. Lantz, age 49, serves as Senior Vice President and Director of Lending. Mr. Lantz was appointed to these positions in 1997. Prior to this time, he served as First Vice President and Commercial Services Manager of the Bank.

Robin M. Murray, age 47, serves as Senior Vice President and Director of Marketing. Ms. Murray was appointed to these positions in 2003. From 1997 until 2003, she served as the Bank’s Vice President & Director of Marketing and Retail Sales and Marketing Retail Service Manager.

Carissa L. Rodeheaver, age 39, serves as Senior Vice President and CFO. Ms. Rodeheaver, who is a Certified Public Accountant and Certified Financial Planner, was appointed to these positions on January 1, 2006. Prior to this time, Ms. Rodeheaver served as Vice President and Trust Department Sales Manager of the Bank from 2000 to 2004 and Vice President and Assistant Chief Financial Officer of the Corporation from 2004 to December 31, 2005.

Jason B. Rush, age 35, serves as Vice President and Director of Operations. Mr. Rush was appointed to these positions on March 3, 2006. He has worked for the Corporation and the Bank since 1993 in the following capacities: Management Trainee/Compliance from 1993 to 1995; Assistant Compliance Officer from 1995 to 1997; Customer Service Officer from 1997 to 2001; Grantsville Community Office Manager from 1998 through 2001; Assistant Vice President and Oakland/Mid Towns Community Office Manager from 2001 to 2002; Assistant Vice President and Oakland/Mid Towns Community Office Manager and Cash Manager Department Manager from 2002 through 2004;Vice President and Oakland/Mid Towns Community Office Manager and Cash Manager Department Manager from 2004 to 2004; and Vice President and Region 1 and 2 Retail Area Manager/Cash Manager Department Manager from 2005 to 2006.

Frederick A. Thayer, IV, age 47, serves as Senior Vice President, Director of Sales, and CRA Officer. Mr. Thayer was appointed to these positions in 1997. Prior to this time, he served as First Vice President, Regional Executive Officer and Regional Sales Manager of the Bank.

REMUNERATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the total remuneration for services in all capacities paid during each of the last three fiscal years to the Corporation’s Chairman and CEO and the four most highly compensated executive officers of the Corporation other than the CEO who were serving as executive officers as of December 31, 2005 and received salary and bonus in excess of $100,000 during 2005 (the CEO and such other officers are referred to as the “named executive officers”).

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus (2)	Other	All Other Compensation(3)(4)

William B. Grant	2005	$179,482	$105,078	—	$6,092
Chairman of the Board and	2004	$179,524	—	—	$7,954
Chief Executive Officer	2003	$179,675	$43,814	—	$5,349

Robert W. Kurtz	2005	$132,909	$83,780	—	$2,180
President, Chief Risk Officer(1)	2004	$132,922	$24,338	—	$2,348
and Secretary/Treasurer	2003	$133,031	$48,876	—	$1,909

Eugene D. Helbig, Jr.	2005	$87,363	$72,901	—	$5,164
Senior Vice President and	2004	$86,973	$48,297	—	$5,263
Senior Trust Officer	2003	$85,696	$52,912	—	$4,834

Steven M. Lantz	2005	$96,008	$107,903	—	$6,267
Senior Vice President and	2004	$95,877	$94,233	—	$6,811
Senior Lending Officer	2003	$95,877	$87,017	—	$5,850

Frederick A. Thayer, IV	2005	$80,745	$83,554	—	$4,824
Senior Vice President and	2004	$80,746	$51,129	—	$5,220
Director of Retail Banking	2003	$80,810	$71,207	—	$4,952

(1)	Mr. Kurtz served as CFO of the Corporation and the Bank until December 31, 2005.
(2)
The amounts specified as bonus are made up of pay for performance and, in certain cases, additional incentive payments. The amounts paid pursuant to the pay for performance program (explained in further detail below in the section entitled “Compensation Committee Report on Compensation”) for 2003, 2004 and 2005 were distributed in 2004, 2005 and 2006, respectively. The following additional incentive payments were granted based on predetermined business production goals for 2005 and were paid in 2006: Mr. Helbig, $22,181; Mr. Lantz, $51,216; and Mr. Thayer, $33,836.

(3)
Amounts shown include (i) income imputed to the named executive in connection with the bank-owned life insurance (“BOLI”) plan established by the Bank for certain Bank officers (see “BOLI Plan” below) and the Corporation’s group life insurance program available to all employees as follows for 2005, 2004 and 2003, respectively: Mr. Grant, $808, $1,454, and $1,397; Mr. Kurtz, $2,180, $2,348, $1,909; Mr. Helbig, Jr., $986, $664, $761; Mr. Lantz, $799, $761, $591; and Mr. Thayer, $698, $727, $498. All other amounts shown are matching contributions made by the Corporation for each executive officer under the Corporation’s 401(k) Profit Sharing Plan.

(4)	Each executive officer has in excess of six years of credited service under the 401(k) Profit Sharing Plan and is 100% vested.

Compensation paid in 2005 for the executive officers other than the named executive officers were as follows: Jeannette R. Fitzwater, $119,511; Robin M. Murray, $120,701; Carissa L. Rodeheaver, $117,322; and Jason B. Rush, $101,394. For all but Mr. Rush, 2005 amounts include salary, pay for performance pay, imputed income related to premiums paid for group life insurance and bank owned life insurance, and matching 401(k) plan contributions. Mr. Rush’s 2005 compensation includes salary, production pay, imputed income related to premiums paid for group life insurance and bank owned life insurance, matching 401(k) plan contributions. The salary proposed in 2006 for each of the Corporation’s executive officers is as follows: Mr. Grant, $250,000; Mr. Kurtz, $153,846; Mr. Helbig, $125,000; Mr. Lantz, $162,500; Mr. Thayer; $116,667; Ms. Fitzwater, $125,000; Ms. Murray, $116,667; Ms. Rodeheaver, $108,000; and Mr. Rush, $92,700. Additional compensation may be earned in 2006 through the pay for performance program, imputed life insurance income and matching 401(k) plan contributions, except that Mr. Rush is eligible for production pay rather than pay for performance and a bonus.

Pension Plan

The Corporation maintains a Defined Benefit Pension Plan (the “Pension Plan”) for the purpose of providing post-retirement benefits to vested employees. The following table shows the maximum annual retirement benefits payable under the Pension Plan for various levels of compensation during the year of service:

APPROXIMATE ANNUAL BENEFIT UPON RETIREMENT AT AGE 65 BASED ON YEARS OF CREDITED SERVICE

	YEARS OF SERVICE
FINAL AVERAGE COMPENSATION	15 YEARS	20 YEARS	25 YEARS	30 YEARS	35 YEARS	40 YEARS	45 YEARS
$ 30,000	$6,000	$8,000	$10,000	$12,000	$14,000	$16,000	$18,000
70,000	15,000	20,000	25,000	30,000	35,000	40,000	45,000
110,000	24,000	32,000	40,000	48,000	56,000	64,000	72,000
150,000	33,000	44,000	55,000	66,000	77,000	88,000	99,000
190,000	42,000	56,000	70,000	84,000	98,000	112,000	126,000
230,000	46,500	62,000	77,500	93,000	108,500	124,000	139,500

For purposes of this table, final average compensation shown is 12 times the average of the highest salary during 60 consecutive months in the last 120 months preceding normal retirement. Also, for purposes of the table, benefits are payable for life with a minimum guarantee of 10 years. Benefits are computed on an actuarial basis. To convert the benefits at normal retirement to a lifetime only benefit, the amounts would be increased by a factor of 1.0677%. Social Security benefits are not shown on the table and would not reduce retirement benefits under the Pension Plan.

A table showing current compensation covered by the Pension Plan and the estimated credited years of service for the named executive officers immediately follows the Supplemental Executive Retirement Plan discussion below.

Supplemental Executive Retirement Plan

Effective November 1, 2001, the Bank’s Board of Directors adopted the First United Bank and Trust Supplemental Executive Retirement Plan (the “SERP”). The SERP provides supplemental retirement income to certain senior executives of the Bank designated by the Bank’s Board. The executives listed in the Summary Compensation Table are also executives of the Bank and have been designated for coverage under the SERP. The SERP benefit vests upon the executive reaching Normal Retirement Age (as defined in the SERP), upon completion of 10 years of service, or upon death. The normal retirement benefit will be 2.5% of final pay for each year of service up to 24 years of service, plus 1% of final pay for each year of service above 24 up to a maximum of 29 years of service, less 50% of the executive’s Social Security benefits and 100% of the benefits payable to the executive under the Corporation’s Pension Plan. If the participant dies prior to retirement, the SERP benefit will additionally be reduced by the amount of any death benefit payable to the participant’s designated beneficiaries under the Bank’s split-dollar arrangements offered in connection with the BOLI Plan (see discussion below). In no event will the sum of the pre-retirement SERP benefit paid upon death and the benefits paid under the split-dollar arrangement exceed the normal retirement SERP benefit earned to date of death. For purposes of the SERP, a participant’s Final Pay shall mean the average of the three highest annual pay periods over the five years preceding the participant’s Normal Retirement. The following table shows the projected benefit payable by the SERP as a single life annuity for various levels of compensation and years of service.

	YEARS OF SERVICE
FINAL AVERAGE COMPENSATION	15 YEARS	20 YEARS	25 YEARS	29 YEARS
$ 100,000	$5,790	$11,040	$14,790	$12,990
125,000	9,540	16,040	20,665	18,365
150,000	13,290	21,040	26,540	23,740
175,000	17,040	26,040	32,415	29,115
200,000	20,790	31,040	38,290	34,490
225,000	30,165	43,540	53,540	50,740
250,000	39,540	56,040	68,790	66,990

The SERP Benefit is based on the annual compensation listed in the Summary Compensation Table. It is expected that the executives will have at least 29 years of service at retirement.

The executive may elect to receive benefits in a lump sum, calculated using the same actuarial assumptions as used under the Pension Plan. Amounts to pay the benefits may, at the Bank’s discretion, be held in a Rabbi Trust. Upon a change of control, the rabbi trust must be fully funded to pay accrued benefits. In addition, upon certain terminations of employment following a change of control, the executives designated for coverage become entitled to at least the benefit they would receive based on 24 years of service.

The current compensation covered by the Pension Plan and by the SERP and the estimated credit years of service at December 31, 2005, for each of the named executive officers are as follows:

	Current Compensation Covered By the Plans	Estimated Credited Years of Service at 12/31/05
William B. Grant	$181,925	27 Years
Robert W. Kurtz	$159,385	33 Years
Eugene D. Helbig, Jr.	$141,880	20 Years
Steven M. Lantz	$183,377	19 Years
Frederick A. Thayer, IV	$137,396	14 Years

BOLI Plan

BOLI provides insurance on the lives of the Bank’s executive and certain other officers. The Bank purchased $18 million of BOLI in 2001 and $2.3 million of BOLI in 2004. The Bank is the sole owner of these BOLI policies, has all rights with respect to the cash surrender values of these BOLI policies, and is the sole death beneficiary under these BOLI policies. The Bank has agreed, however, to endorse a portion of the death benefits payable under the BOLI policies to beneficiaries named by each covered officer. Participation in this split-dollar arrangement can be terminated for any reason, at any time, by either the Bank or the covered officer. The Bank intends to terminate each covered officer’s participation at retirement. For tax purposes, a covered officer realizes nominal income from the split-dollar arrangement each year equal to the value of that officer’s life protection. If the executive officers were to die while employed by the Bank, the benefits payable under the split-dollar arrangement to their respective beneficiaries would be as follows: William B. Grant, $455,000; Robert W. Kurtz, $295,000; Jeannette R. Fitzwater, $255,000; Eugene D. Helbig, Jr., $290,000; Steven M. Lantz, $335,000; Robin M. Murray, $250,000; and Frederick A. Thayer, IV, $331,000. Death benefits payable to the beneficiaries named by Carissa L. Rodeheaver or Jason B. Rush did not exceed $60,000 at December 31, 2005.

401(k) Profit Sharing Plan

Employees of the Corporation and its subsidiaries are permitted to contribute a portion of their salary to the Corporation’s 401(k) Profit Sharing Plan. The Corporation makes a matching contribution equal to 50% of the amount deferred, up to 6% of an employee’s salary, provided that the employee has completed at least one year of service to the Corporation. The Corporation may make additional discretionary contributions for employees equal to a percentage of each employee’s salary. In 2005, the Corporation made $31,247 in total matching contributions for the benefit of executive officers. No executive officer received a discretionary contribution in 2005.

Deferred Compensation Plan

Selected executives and Directors of the Corporation and its subsidiaries are permitted to participate in the Corporation’s Non-Tax Qualified Deferred Compensation Plan. The plan permits each participant to defer all or a portion of his or her bonus or Directors’ fees (as applicable), which income is held in a Rabbi Trust and invested in one or more investment options. The funds are distributed to the participant at termination of employment or Director status, unless the participant initially elects to receive distributions prior to termination. The plan also permits early distribution in the event of certain hardships. Plan benefits are taxed to the participant at the time of distribution.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Board who performed the functions of the Compensation Committee at any time during the last completed fiscal year were: M. Kathryn Burkey, Faye E. Cannon, Raymond F. Hinkle, Elaine L. McDonald, Richard G. Stanton and Robert G. Stuck. Mr. Stanton served as the Chairman of the Board, President and CEO of the Corporation until June 1, 1996. M. Kathryn Burkey was appointed to the committee in September 2005.

COMPENSATION COMMITTEE REPORT ON COMPENSATION

The basic philosophy of the Corporation’s compensation program is to offer competitive compensation for all executive employees, which takes into account both individual contributions and corporate performance.

Executive compensation for William B. Grant, Robert W. Kurtz and each other executive officer consists of two principal elements: (i) base salary; and (ii) incentive compensation, consisting of pay for performance and, for certain positions, production bonuses, that are variable, fluctuate annually, and are linked to the Corporation’s performance (and, therefore, are at risk). Base salaries are set at levels intended to foster a career development among executives, consistent with the long-term nature of the Corporation’s business objectives. In setting base salary levels, consideration is given to salary levels paid for similar executive positions at other comparable community banking organizations. Salary adjustments and the pay for performance amounts are determined in accordance with the Annual Incentive Program established for executive officers and other members of senior management. The Annual Incentive Program, which was developed in consultation with the Corporation’s independent accountants, utilizes a targeted goal-oriented approach whereby each year the committee establishes performance goals based on the recommendation of the Chairman and CEO. The performance goals include the following strategic financial measures: earnings per share; return on equity; and the Corporation’s efficiency ratio. Each of these elements is weighted approximately the same. The measures are established annually at the start of each fiscal year and are tied directly to the Corporation’s business strategy, projected budgeted results and competitive peer group performance. Production bonuses are paid to certain officers who have oversight of certain retail areas of the Bank and are based on satisfaction of certain production goals for those areas.

The targeted goals for incentive compensation are set at levels which only reward continued exceptional Corporation performance. The incentive awards are expressed as a percent of base pay and measured on a range around the targeted goals with a fixed maximum incentive award.

Over the last few years, the Compensation Committee’s compensation policy for executive officers, including Mr. Grant, has been to maintain salaries at relatively stable levels from year to year and address compensation increases by looking to the incentive programs. Mr. Grant’s incentive compensation for 2005 was based on the strong performance of the Corporation in 2005 when compared to prior years, including earnings per share of $1.99, compared to $1.25 and $1.77 for 2004 and 2003, respectively; return on average equity of 13.61%, compared to 8.91% and 13.10% for 2004 and 2003, respectively; and the efficiency ratio of 62.7%, compared to 71.4% and 63.6% for 2004 and 2003, respectively. The 2005 incentive compensation paid to each other executive officer was based on a combination of the Corporation meeting the financial goals discussed above and on certain subjective goals related to the personal performance of each officer.

Base salary levels for the executive officers in 2005 were recommended by the Compensation Committee and were approved by the non-employee Directors of the Board. Incentive compensation for the executives for 2005 was recommended in December 2005 by the Compensation Committee and approved by the non-employee Directors of the Board.

By: COMPENSATION COMMITTEE

M. Kathryn Burkey
Faye E. Cannon
Raymond F. Hinkle
Elaine L. McDonald
Richard G. Stanton
Robert G. Stuck

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past year, the Bank has had banking transactions in the ordinary course of its business with certain Directors and officers of the Corporation and with their associates. These transactions were on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit by the Bank to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, the Corporation’s executive officers and Directors, and persons who beneficially own more than 10% of the Corporation’s Common Stock, are required to file certain reports regarding their ownership of Common Stock with the SEC. Based solely on a review of copies of such reports furnished to the Corporation, or written representations that no reports were required, the Corporation believes that, during the fiscal year ended December 31, 2005, such persons timely filed all reports required to be filed by Section 16(a) except that one statement of changes in beneficial ownership on Form 4 was filed late by William B. Grant (to report a disposition of stock) and one annual statement of beneficial ownership on Form 5 was filed late by I. Robert Rudy (to report a gift of stock).

PERFORMANCE GRAPH

The following graph compares the performance of an investment in shares of the Corporation’s Common Stock for the last five years with the performance of a broad market index and a nationally-recognized industry standard assuming in each case both an initial $100 investment on December 31, 2000, and reinvestment of dividends as of the end of the Corporation’s fiscal years. The Corporation has selected the NASDAQ Composite Index because prices for the Corporation’s Common Stock are quoted on Nasdaq National Market, and the SNL $1 billion to $5 billion Asset-Size Index as the relevant peer group index because of the Corporation’s asset size.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
First United Corporation	100.00	161.96	173.16	265.80	231.99	248.19
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL $1B-$5B Bank Index	100.00	121.50	140.26	190.73	235.40	231.38

SHAREHOLDER PROPOSAL REQUESTING THE SALE OF THE CORPORATION (PROPOSAL NO. 2)

Dr. Eric L. Smith, 638 Potomac Avenue, Hagerstown, Maryland 21740, a beneficial owner of 8,000 shares of Common Stock, has advised the Corporation that he intends to submit a proposal to shareholders for approval at the Annual Meeting. In accordance with applicable proxy statement regulations, the exact text of Dr. Smith’s proposal and his supporting statement are set forth below. Neither the Board of Directors nor the Corporation accepts any responsibility for the statements contained in Dr. Smith’s proposal or supporting statement, which are the sole responsibility of Dr. Smith.

The Corporation’s Board of Directors does not support the approval of Dr. Smith’s proposal and asks shareholders to consider the Board’s statement in opposition, which follows the proposal.

DR. SMITH’S PROPOSAL AND SUPPORTING STATEMENT

SHAREHOLDER PROPOSAL

The proposal would be to request that the Board of Directors seek to improve shareholder value by sale or merger of the company to another institution. A yes vote would recommend the Board finalize a sale or merger transaction within one year which would maximize shareholder value.

The reasoning for this proposal is that First United is a small fish in a small pond, both of which will show slow growth in the future. At the same time, larger institutions will enter the area and reduce First United’s market share. This stagnant growth will be reflected in stock price and dividends.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST DR. SMITH’S PROPOSAL FOR THE FOLLOWING REASONS

The Board’s primary focus is on maximizing long-term shareholder value. In its effort to achieve that goal, the Board will continue to evaluate and pursue the strategies that it believes will best achieve that objective. However, the Board’s statutory duty is to make decisions and act in a manner that it believes, in good faith and after proper investigation, are in the best interests of the Corporation and its shareholders. The Board does not believe that a forced sale of the Corporation within one year, as advocated by the proposal, presents a viable alternative for the performance of the Board’s duties or is in the best interests of the Corporation or its shareholders. The Board’s decisions, actions, strategies and plans will of necessity be based on the opportunities and circumstances existing at each juncture, and cannot be the result of knee-jerk reactions to individual whims.

The Board further believes that this proposal could actually erode shareholder value. Although the proposal is merely a request that the Board sell or merge the Corporation and is, therefore, not binding on the Board, the Board believes that shareholder approval of the proposal could harm the Corporation’s relationships with investors (both current and prospective), employees, customers, and business partners by sending the message that the Corporation’s shareholders have given up hope of any future growth or potential and wish to sell the Corporation. Third parties could become concerned about future prospects of the Corporation, which in turn could negatively impact the Corporation’s existing operations and could compromise the Corporation’s ability to capitalize on opportunities for growing the business, increasing profits, or even attracting reasonable offers for its business.

Moreover, the Board believes that the basis for Dr. Smith’s proposal is not grounded in reality or fact. The bulk of Dr. Smith’s supporting statement is made up of groundless predictions as to what he believes the future holds for the Corporation. Dr. Smith has offered absolutely no support for these predictions. Neither the Board nor Dr. Smith has the ability to predict the future, and the Board believes that any assertion by Dr. Smith to the contrary is irresponsible.

In addition, the Board wholeheartedly disagrees with Dr. Smith’s characterization of the Corporation as a “small fish in a small pond”. The Corporation has 25 branches operating in four counties in Maryland and four counties in West Virginia, including the high growth counties of Frederick and Washington Counties in Maryland and Berkeley and Monongalia Counties in West Virginia. Based on the most recent data published by the bank regulatory agencies (June 30, 2005), the Corporation competes with approximately 96 other institutions in its market areas and ranks 27th out of all 97 institutions by asset size. The median asset size of these 97 institutions at June 30, 2005 was approximately $333 million, compared to $1.27 billion for the Corporation ($1.3 billion at December 31, 2005). Moreover, the Bank, whose assets represent over 99% of the Corporation’s assets, falls within the top 6.88% (by assets) of all FDIC-insured institutions doing business in the 50 States, the District of Columbia, Puerto Rico and all U.S. territories—only 609 of the 8,855 FDIC-insured institutions had assets in excess of $1.0 billion at June 30, 2005. Management believes that these figures clearly reflect that Dr. Smith is simply wrong.

The Corporation’s Board and management team is highly experienced, fiercely competitive and completely motivated. The Corporation has experienced significant growth over the past 10 years. Consolidated assets have increased by 148%, from $523.6 million at December 31, 1996 to $1.3 billion at December 31, 2005, and the Bank’s trust department has seen a 176% increase in its assets under management, from $170.0 million at December 31, 1996 to $468.5 million at December 31, 2005. During this same 10-year period, the Corporation has steadily increased cash dividends paid to shareholders, from $.51 per share in 1996 to $.74 per share in 2005 (a 45% increase), has increased net income per share by 99%, from $1.00 per share for 1996 to $1.99 per share for 2005, and has seen significant increases in tangible book value (from $8.82 per share for 1996 to $12.66 per share for 2005, a 44% increase) and shareholders’ equity (from $56.8 million for 1996 to $92.0 million in 2005, a 62% increase). Management believes that the Corporation is well positioned to build on the exceptional record that it has established over 105 years of service to its customers and its shareholders.

The Board has never foreclosed the possibility of any strategic transaction that is in the best interests of the Corporation and its shareholders, and it regularly reviews any and all initiatives that could be implemented to maximize value for shareholders. The Corporation maintains relationships with nationally recognized investment banking firms and other advisors and receives their advice on financial and strategic matters from time to time. The Corporation is fully committed to enhancing shareholder value and continuing to undertake initiatives to achieve that objective.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST DR. SMITH’S PROPOSAL, and your Proxy will be so voted unless you specify otherwise.

INDEPENDENT AUDITORS

The Audit Committee has not yet engaged a principal accountant to audit the books and accounts of the Corporation for fiscal year 2006 because it is contemplating whether it would be in the Corporation’s best interest to solicit proposals from several public accounting firms before deciding on an engagement for 2006. Ernst & Young LLP served as the Corporation’s independent auditor in 2005 and 2004. Ernst & Young LLP has advised the Corporation that neither the accounting firm nor any of its members or associates has any direct financial interest in or any connection with the Corporation other than as independent public auditors. A representative of Ernst & Young LLP is not expected to be present at this year’s Annual Meeting of Shareholders.

AUDIT FEES AND SERVICES

The following table shows the fees paid or accrued by the Corporation for the audit and other services provided by Ernst & Young LLP for fiscal years 2005 and 2004:

	FY 2005	FY 2004
Audit Fees	$447,185	$452,147
Tax Fees	75,887	126,630
All Other Fees	1,315	3,500
Total	$524,387	$582,277

Fees for audit services include fees associated with the annual audit, the reviews of the Corporation’s quarterly reports on Form 10-Q, the attestation of management’s report on internal control over financial reporting, and accounting consultations billed as audit services. Tax fees relate to tax compliance services, such as tax return preparation, tax advice, tax planning and education related to low income housing tax credit investments. For 2005, all other fees include a subscription to the E&Y Accounting & Auditing Research Tool. For 2004, all other fees include a subscription to E&Y Accounting & Auditing Research Tool and fees paid for services rendered in connection with the transition to successor auditors for the employee benefit plan audits. The Audit Committee has reviewed summaries of the services provided by Ernst & Young, LLP and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Ernst & Young, LLP.

It is the Audit Committee’s policy to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act, which, when needed, are approved by the Audit Committee prior to the completion of the independent auditor’s audit. All of the 2005 and 2004 services described above were pre-approved by the Audit Committee.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

A shareholder who desires to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement and voted on by the shareholders at the 2007Annual Meeting of Shareholders must submit such proposal in writing, including all supporting materials, to the Corporation at its principal office no later than November 24, 2006 (120 days before the date of mailing based on this year’s proxy statement date) and meet all other requirements for inclusion in the proxy statement. Additionally, pursuant to Rule 14a-4(c)(1) under the Exchange Act, if a shareholder intends to present a proposal for business to be considered at the 2007 Annual Meeting of Shareholders but does not seek inclusion of the proposal in the Corporation’s proxy statement for such meeting, then the Corporation must receive the proposal by February 7, 2007 (45 days before the date of mailing based on this year’s proxy statement date) for it to be considered timely received. If notice of a shareholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any matters, other than those stated above, that may properly be brought before the meeting. If other matters should properly come before the meeting or any adjournment thereof, persons named in the enclosed proxy or their substitutes will vote with respect to such matters in accordance with their best judgment.

By order of the Board of Directors ROBERT W. KURTZ Secretary

APPENDIX A

FORM OF PROXY
FIRST UNITED CORPORATION
P.O. Box 9, Oakland, MD 21550-0009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Roger N. Fairbourn and Hoye Andrew Walls, III, and each of them, as Proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, and hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of Common Stock of First United Corporation held of record by the undersigned on February 10, 2006 at the Annual Meeting of Shareholders to be held on April 25, 2006 and any adjournment or postponement thereof, for the purposes identified on this proxy and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Shareholders and Proxy Statement.
.
THIS PROXY WILL BE VOTED AS SPECIFIED. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THE PROXIES NAMED HEREIN INTEND TO VOTE THIS PROXY “FOR ALL NOMINEES” IN PROPOSAL 1, “AGAINST” PROPOSAL 2, AND IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT MAY BE PRESENTED AT THE MEETING.

(Please sign on reverse side and return immediately)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your First United Corporation account online.

Access your First United Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for First United Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

Please Mark Here for Address ☐ Change or Comments SEE REVERSE SIDE

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.		3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.
1. Board of Directors proposal to elect five (5) Class II Directors to serve until the 2009 Annual Meeting of Shareholders and until their successors are duly elected and qualify, and one (1) Class III Director to serve until the 2007 Annual Meeting of Shareholders and until her successor is duly elected and qualifies.

Class II (term expires 2009) 01 Raymond F. Hinkle 02 Robert W. Kurtz 03 Elaine L. McDonald 04 Donald E. Moran 05 Gary R. Ruddell Class III (term expires in 2007 06 M. Kathryn Burkey	☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (see instruction below)

INSTRUCTION: The withholding of a vote will be counted as a vote against a nominee. To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through the nominee’s name in the list above.

The Board of Directors recommends a vote “AGAINST” Proposal 2.

2. Shareholder proposal requesting that the Board of Directors merge or sell First United Corporation within 1 year.

☐     FOR     ☐     AGAINST     ☐     ABSTAIN

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF THE AFORESAID ANNUAL MEETING OF SHAREHOLDERS

Date:________________________, 2006

_________________________________
Signature

_________________________________
Signature

NOTE: Please sign exactly as name appears hereon. Joint holders should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If a corporation or other entity, please sign in full corporate or entity name by authorized person.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/func1	OR	Telephone 1-866-540-5760	OR	Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.